Exhibit 4.1

January 19, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Carnival Corporation, Commission File No. 001-9610, and
Carnival plc, Commission File No. 001-15136

Ladies and Gentlemen:

Pursuant to Item 601(b) (4) (iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, Carnival Corporation and Carnival plc (the “Companies”) hereby agree to furnish copies of certain long-term debt instruments to the Securities and Exchange Commission upon the request of the Commission and, in accordance with such regulation, such instruments are not being filed as part of the joint Annual Report on Form 10-K of the Companies for their year ended November 30, 2017.

Very truly yours,

CARNIVAL CORPORATION AND CARNIVAL PLC

/s/ Arnaldo Perez
General Counsel and Secretary